As filed with the Securities and Exchange Commission on November 28, 2025

Registration No. 333-

United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CENOVUS ENERGY INC.

(Exact name of Registrant as specified in its charter)

Canada

(Province or other jurisdiction of incorporation or organization)

1311

(Primary Standard Industrial Classification Code Number, if applicable)

Not Applicable

(I.R.S. Employer Identification Number, if applicable)

4100, 225 - 6 Avenue S.W.

Calgary, Alberta, Canada T2P 1N2

(403) 766-2000

(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System

28 Liberty St.

New York, New York 10005

(212) 894-8940

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Susan Anderson Cenovus Energy Inc. 4100, 225 - 6 Avenue S.W. Calgary, Alberta, Canada T2P 1N2 (403) 766-2000	Christopher J. Cummings Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 (212) 373-3000	Jeff Bakker Michael Barrett Blake, Cassels & Graydon LLP 855 - 2nd Street S.W. Suite 3500, Bankers Hall East Tower Calgary, Alberta, Canada T2P 4J8 (403) 260-9600

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.

Province of Alberta, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A.	☒	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☐	At some future date (check appropriate box below):
	1.	☐ pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).
2.

☐ pursuant to Rule 467(b) on (   ) at (   ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (   ).

3.

☐ pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

	4.	☐ after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☒

Pursuant to Rule 429 under the Securities Act, the prospectus contained in this Registration Statement relates to Registration Statement 333-275322.

PART I

INFORMATION REQUIRED TO BE DELIVERED

TO OFFEREES OR PURCHASERS

SHORT FORM BASE SHELF PROSPECTUS

New Issue and/or Secondary Offering	November 28, 2025

Cenovus Energy Inc.

Debt Securities

Common Shares

Preferred Shares

Subscription Receipts

Warrants

Share Purchase Contracts

Units

We may from time to time offer and sell our debentures, notes or other evidence of indebtedness of any kind, nature or description and which may be issuable in series (collectively, “debt securities”), common shares, preferred shares, subscription receipts, warrants, share purchase contracts and units (collectively, debt securities, common shares, preferred shares, subscription receipts, warrants, share purchase contracts and units are referred to in this prospectus as the “Securities”) during the 37-month period that this short form base shelf prospectus, including any amendments hereto (this “prospectus”), remains valid. Certain current or future holders of our securities (collectively, the “Selling Securityholders”) may also offer and sell certain Securities from time to time pursuant to this prospectus. See “Selling Securityholders”.

Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in one or more prospectus supplements (each, a “prospectus supplement”). The Securities may be offered and sold in Canada and/or the United States and elsewhere where permitted by law. We will provide the specific terms of the Securities in prospectus supplements to this prospectus that will be delivered to purchasers together with this prospectus, except where an exemption from such delivery requirements is available. Unless otherwise provided in a prospectus supplement relating to a series of debt securities, the debt securities will be our direct, unsecured and unsubordinated obligations and will be issued under a trust indenture. You should read this prospectus and any prospectus supplement carefully before you invest in any of the Securities.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

We are permitted, under a multijurisdictional disclosure system adopted by the United States and Canada, to prepare this prospectus in accordance with Canadian disclosure requirements, which are different from those of the United States. We prepare our financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, which are generally accepted accounting principles (“GAAP”) for publicly accountable enterprises in Canada. Our financial statements, which are subject to United States auditing and auditor independence standards, may not be comparable to financial statements of United States companies.

Certain data relating to our reserves included in or incorporated by reference in this prospectus has been prepared in accordance with Canadian disclosure standards, which are not comparable in all respects to United States disclosure standards. See “Note Relating to Reserves Disclosure”.

Owning the Securities may subject you to tax consequences both in the United States and Canada. This prospectus or any applicable prospectus supplement may not describe these tax consequences fully. You should read the tax discussion in any applicable prospectus supplement. See “Certain Income Tax Considerations”.

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely because we are organized under the laws of Canada. Most of our directors and officers, and some or all of the experts named in this prospectus, are residents of Canada or otherwise reside outside of the United States, and a substantial portion of their assets, and a substantial portion of our assets, are located outside the United States. See “Enforceability of Civil Liabilities”.

Investment in the Securities involves certain risks that should be considered by a prospective purchaser. See “Risk Factors” along with the risk factors described in the applicable prospectus supplement pertaining to a distribution of Securities and the risk factors described in the documents incorporated by reference in this prospectus. See “Where You Can Find More Information”.

All shelf information permitted under applicable law to be omitted from this prospectus will be contained in one or more prospectus supplements that will be delivered to prospective purchasers together with this prospectus (except where an exemption from such delivery requirements is available), such delivery to be effected in the case of United States purchasers through the filing of such prospectus supplement or prospectus supplements with the SEC. Each prospectus supplement will be incorporated by reference into this prospectus for the purposes of applicable securities laws as of the date of the prospectus supplement and only for the purposes of the distribution of the Securities to which the prospectus supplement pertains.

We may sell the Securities and the Selling Securityholders may sell certain Securities to or through underwriters or dealers, directly to one or more purchasers or through agents. See “Plan of Distribution”. This prospectus may qualify an “at-the-market distribution”, as defined in National Instrument 44-102 – Shelf Distributions (“NI 44-102”) (an “at-the-market distribution”), provided that the requirements of Part 9 of NI 44-102 are complied with in connection with the filing of a prospectus supplement for an at-the-market distribution. The prospectus supplement relating to a particular offering of Securities will identify each underwriter, dealer or agent, as the case may be, engaged by us and/or the Selling Securityholders in connection with the offering and sale of Securities, and will set forth the terms of the offering of such Securities, including the method of distribution of such Securities, the public offering price, the proceeds to us and/or the Selling Securityholders, any fees, discounts or other compensation payable to underwriters, dealers or agents, and any other material terms of the plan of distribution. Securities may be sold from time to time in one or more transactions at a fixed price or fixed prices, or at non-fixed prices. If offered on a non-fixed price basis, Securities may be offered at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices to be negotiated with purchasers, including sales in transactions that are deemed to be at-the-market distributions, including sales made directly on the Toronto Stock Exchange (the “TSX”), the New York Stock Exchange (the “NYSE”) or other existing trading markets for the Securities, and as set forth in the applicable prospectus supplement. If offered on a non-fixed price basis, the price per Security may vary between purchasers and during the period of distribution. If Securities are offered on a non-fixed price basis, the underwriters’, dealers’ or agents’ compensation will be increased or decreased by the amount by which the aggregate price paid for Securities by the purchasers exceeds or is less than the gross proceeds paid by the underwriters, dealers or agents to us, or in the case of Securities offered by the Selling Securityholders, to the Selling Securityholders. See “Plan of Distribution”.

ii

Subject to applicable laws, in connection with any offering of Securities, other than an at-the-market distribution, the underwriters or agents, as the case may be, may over-allot or conduct transactions intended to stabilize, maintain or otherwise affect the market price for the Securities at levels other than those which otherwise might prevail in the open market. Such transactions may be commenced, interrupted or discontinued at any time. A purchaser who acquires Securities forming part of the underwriters’ over-allocation position acquires those securities under this prospectus, regardless of whether the over-allocation position is ultimately filled through the exercise of the overallotment option or secondary market purchases. However, no underwriter or dealer involved in an at-the-market distribution, no affiliate of such an underwriter or dealer and no person or company acting jointly or in concert with such an underwriter or dealer will over-allot Securities in connection with such distribution or effect any other transactions that are intended to stabilize or maintain the market price of the Securities. See “Plan of Distribution”.

Our common shares are listed on the TSX and the NYSE under the symbol “CVE”. On November 27, 2025, the last completed trading day on the TSX prior to the date of this prospectus, the closing price of the common shares on the TSX was $24.76 per common share. On November 26, 2025, the last completed trading day on the NYSE prior to the date of this prospectus, the closing price of the common shares on the NYSE was US$17.56 per common share. Our outstanding preferred shares, Series 1 and Series 2, are listed on the TSX under the symbols “CVE.PR.A” and “CVE.PR.B”, respectively. On November 27, 2025, the last completed trading day prior to the date of this prospectus, the closing prices of the Series 1 and Series 2 preferred shares on the TSX were $24.50 and $23.83, respectively. We also have outstanding warrants that are listed on the TSX under the symbol “CVE.WT” and the NYSE under the symbol “CVE WS”. On November 27, 2025, the last completed trading day on the TSX prior to the date of this prospectus, the closing price of these warrants on the TSX was $18.21 per warrant. On November 26, 2025, the last completed trading day on the NYSE prior to the date of this prospectus, the closing price of these warrants on the NYSE was US$12.93 per warrant.

Unless otherwise specified in the applicable prospectus supplement, the debt securities, preferred shares, subscription receipts, warrants, share purchase contracts and units will not be listed on any securities or stock exchange and there is no market through which the debt securities, preferred shares, subscription receipts, warrants, share purchase contracts and units may be sold and purchasers may not be able to resell such securities purchased under this prospectus and the applicable prospectus supplement. This may affect the pricing of the debt securities, preferred shares, subscription receipts, warrants, share purchase contracts and units in the secondary market, the transparency and availability of trading prices, the liquidity of the debt securities, preferred shares, subscription receipts, warrants, share purchase contracts and units and the extent of issuer regulation. See “Risk Factors”.

As of November 27, 2025, we have qualifying public equity (as defined in NI 44-102) of $33,218,300,814 and therefore qualify as a “well-known seasoned issuer” under NI 44-102.

Mr. Stephen E. Bradley, Mr. Keith M. Casey, Mr. James D. Girgulis, Ms. Melanie A. Little, Mr. Richard J. Marcogliese, Mr. Frank J. Sixt and Ms. Rhonda I. Zygocki are directors of Cenovus who reside outside of Canada. Each of the foregoing directors has appointed us as their agent for service of process in Canada at 4100, 225 6th Avenue S.W., Calgary, Alberta, Canada T2P 0M5. Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person that resides outside of Canada, even if the party has appointed an agent for service of process.

Our head and registered office is located at 4100, 225 6th Avenue S.W., Calgary, Alberta, Canada T2P 0M5.

iii

ABOUT THIS PROSPECTUS

Except as set forth under “Description of Debt Securities”, and unless the context otherwise requires, all references in this prospectus and any prospectus supplement to “Cenovus”, “we”, “us” and “our” mean Cenovus Energy Inc. and its consolidated subsidiaries and partnerships.

In this prospectus, in any prospectus supplement and in documents incorporated by reference in this prospectus, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars, references to “dollars”, or “$” are to Canadian dollars and all references to “US$” are to United States dollars. Unless otherwise indicated, all financial information included in this prospectus and documents incorporated by reference in this prospectus or included in any prospectus supplement has been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, which are also generally accepted accounting principles for publicly accountable enterprises in Canada.

We may, from time to time, sell any combination of the Securities described in this prospectus, and the Selling Securityholders may, from time to time, sell certain Securities in one or more offerings. This prospectus provides you with a general description of the Securities that we, or that we and the Selling Securityholders, may offer. Each time we, and the Selling Securityholders, where applicable, sell Securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Before you invest, you should read both this prospectus and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information”.

Cenovus has filed with the SEC under the Securities Act of 1933, as amended (the “1933 Act”), a registration statement on Form F-10 relating to the offering of the Securities, of which this prospectus forms part. This prospectus does not contain all of the information set forth in such registration statement, certain items of which are contained in the exhibits to the registration statement as permitted or required by the rules and regulations of the SEC. Items of information omitted from this prospectus but contained in the registration statement will be available on the SEC’s website at www.sec.gov. You may refer to the registration statement and the exhibits to the registration statement for further information with respect to us and the Securities.

Information on or connected to our website, even if referred to in a document incorporated by reference herein, does not constitute part of this prospectus.

FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated by reference in this prospectus contain certain forward-looking statements and forward-looking information (collectively referred to as “forward-looking information”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995, about our current expectations, estimates and projections, made in light of our experience and perception of historical trends. Although we believe that the expectations represented by such forward-looking information are reasonable, there can be no assurance that such expectations will prove to be correct.

In addition to the cautionary statement below, with respect to forward-looking information contained in the documents incorporated by reference in this prospectus, prospective purchasers should refer to “Forward-Looking Information” in the AIF (as defined herein), “Advisory – Forward-looking Information” in the Annual MD&A (as defined herein), “Advisory – Forward-looking Information” in the Interim MD&A (as defined herein), “Advisory – Forward-Looking Information” in the Circular (as defined herein) and “Forward-looking Information” in the Material Change Report (as defined herein), as well as the advisories section of any documents incorporated by reference in this prospectus that are filed after the date of this prospectus.

Forward-looking information in this prospectus and the documents incorporated by reference in this prospectus is identified by words such as “advance”, “aim”, “allocate”, “anticipate”, “believe”, “commit”, “continue”, “could”, “deliver”, “expect”, “F”, “focus”, “grow”, “maintain”, “may”, “maximize”, “mitigate”, “on track”, “objective”, “ongoing”, “opportunities”, “optimize”, “plan”, “position”, “potential”, “priority”, “progress”, “strategy”, “steward”, “strive”, “target”, and “will”, or similar expressions and includes suggestions of future outcomes, including, but not limited to, statements about: the potential use of the proceeds from the exercise of Warrants; the redemption of the Outstanding Notes (as defined herein); the timing of the Non-Core Asset Disposition (as defined herein); our five strategic objectives; shareholder value and returns; safety performance; sustainability; our commitment to the Pathways Alliance foundational project; maximizing value and profitability; disciplined capital allocation; cash flow volatility and stability; price alignment and volatility management strategies; dividends; focus on cost and sustainability improvements; liquidity; our 2025 corporate guidance; realizing the full value of our integrated strategy; capitalizing on opportunities; net debt target; allocating excess free funds flow; absolute and per share free funds flow growth; our competitive, reliable downstream business allowing us to be agile in our response to fluctuating demand for refined products and serving as a natural partial hedge in times of widening location and heavy oil differentials; project execution; growing our competitive advantages while operating safely and reliably monitoring market fundamentals and optimizing run rates at our refineries; safe and reliable operations; being best-in-class operators; maintaining a strong balance sheet; costs; margins; long-term value for Cenovus; timing of commissioning and commencement of drilling at the West White Rose project; progressing growth projects, including ramping up production at Narrows Lake, the Foster Creek optimization, Lloydminster drilling program and Sunrise growth projects; our sustainability focus areas and targets; provision for income taxes; funding near-term cash requirements; credit ratings; meeting payment obligations; general outlook for crude oil and refined product prices; price volatility and geopolitical risks; impact of U.S. tariffs on market benchmarks and Cenovus; net debt to adjusted funds flow ratio; our capital allocation framework; capitalizing on opportunities throughout the commodity price cycle; net debt to adjusted EBITDA ratio; maintaining sufficient liquidity; financial resilience; liabilities from legal proceedings; transportation and storage commitments; and our outlook for commodities and the Canadian dollar, the factors that affect such outlook, and the influences and effects on Cenovus.

Developing forward-looking information involves reliance on a number of assumptions and consideration of certain risks and uncertainties, some of which are specific to Cenovus and others that apply to the industry generally. The factors or assumptions on which the forward-looking information is based include, but are not limited to: forecast bitumen, crude oil and natural gas, natural gas liquids (“NGLs”), condensate and refined products prices, and light-heavy crude oil price differentials; our ability to realize the anticipated benefits of acquisitions; the accuracy of any assessments undertaken in connection with acquisitions; forecast production and crude throughput volumes and timing thereof; forecast prices and costs, projected capital investment levels, the flexibility of capital spending plans and associated sources of funding; the absence of significant adverse changes to government policies, legislation and regulations (including related to climate change Indigenous relations, royalty regimes, interest rates, inflation, foreign exchange rates, global economic activity, competitive conditions and the supply and demand for bitumen, crude oil and natural gas, NGLs, condensate and refined products, the political, economic and social stability of jurisdictions in which we operate; the absence of significant disruption of operations, including as a result of harsh weather, natural disaster, accident, third party actions, civil unrest or other similar events; the prevailing climatic conditions in our operating locations; achievement of further cost reductions and sustainability thereof; applicable royalty regimes, including expected royalty rates; future improvements in availability of product transportation capacity; increase to our share price and market capitalization over the long-term; opportunities to purchase shares for cancellation at prices acceptable to Cenovus; our ability to use financial derivatives to manage our exposure to fluctuations in commodity prices, foreign exchange rate and interest rates; the sufficiency of cash balances, internally generated cash flows, existing credit facilities, management of our asset portfolio and access to capital and insurance coverage to pursue and fund future investments and development plans and dividends, including any increase thereto; our downstream business allowing us to be agile in our response to fluctuating demand for refined products and serving as a natural partial hedge in times of widening location and heavy oil differentials; realization of expected capacity to store within our oil sands reservoirs barrels not yet produced, including that we will be able to time production and sales of our inventory at later dates when demand has increased, pipeline and/or storage capacity has improved and future crude oil differentials have narrowed; the West Texas Intermediate (“WTI”) - Western Canadian Select (“WCS”) differential in Alberta remains largely tied to global supply factors and heavy crude processing capacity; our ability to produce from oil sands facilities on an unconstrained basis; estimates of quantities of oil, bitumen, NGLs from properties and other sources not currently classified as proved; the accuracy of accounting estimates and judgments; our ability to obtain necessary regulatory and partner approvals; the successful, timely and cost effective implementation of capital projects, development projects or stages thereof; our ability to meet current and future obligations; estimated abandonment and reclamation costs, including associated levies and regulations applicable thereto; our ability to obtain and retain qualified staff and equipment in a timely and cost-efficient manner; our ability to complete acquisitions and divestitures, including with desired transaction metrics and within expected timelines; the accuracy of climate scenarios and assumptions, including third-party data on which we rely; ability to access and implement all technology and equipment necessary to achieve expected future results, including in respect of sustainability targets and the Pathways Alliance project, the commercial viability and scalability of related technology and products; collaboration with the government, Pathways Alliance and other industry organizations; market and business conditions; forecast inflation and other assumptions inherent in our 2025 guidance available on cenovus.com and as set out below; and other risks and uncertainties described from time to time in the filings we make with securities regulatory authorities.

The information contained on our website is not incorporated by reference into this prospectus. The reference to our website is intended to be an inactive textual reference.

2025 guidance dated July 30, 2025, and October 30, 2025, and available on cenovus.com, assumes: Brent prices of US$69.00 per barrel, WTI prices of US$65.00 per barrel; WCS prices of US$53.50 per barrel; Differential WTI-WCS of US$11.50 per barrel; Alberta Energy Company natural gas prices of $2.00 per thousand cubic feet; Chicago 3-2-1 crack spread of US$18.50 per barrel; renewable identification numbers of US$5.50 per barrel; and an exchange rate of $0.72 US$/C$.

The risk factors and uncertainties that could cause our actual results to differ materially from the forward-looking information include, but are not limited to: our ability to realize the anticipated benefits of acquisitions in a timely manner or at all; our ability to successfully integrate acquired business with our own in a timely and cost effective manner; unforeseen or underestimated liabilities associated with acquisitions; risks associated with acquisitions and divestitures; our ability to access or implement some or all of the technology necessary to efficiently and effectively operate our assets and achieve expected future results including in respect of sustainability targets and the Pathways Alliance project and the commercial viability and scalability of related technology and products; the effect of new significant shareholders; volatility of and other assumptions regarding commodity prices; the duration of any market downturn; our ability to integrate upstream and downstream operations to help mitigate the impact of volatility in light-heavy crude oil differentials and contribute to our net earnings; foreign exchange risk, including related to agreements denominated in foreign currencies; our continued liquidity being sufficient to sustain operations through a prolonged market downturn; WTI-WCS differential remaining largely tied to global supply factors and heavy crude processing capacity; our ability to realize the expected impacts of our capacity to store within our oil sands reservoirs barrels not yet produced, including possible inability to time production and sales at later dates when pipeline and/or storage capacity and crude oil differentials have improved; the effectiveness of our risk management program; the accuracy of our outlook for commodity prices, the impact of tariffs and responses thereto, currency and interest rates; product supply and demand; the accuracy of our share price and market capitalization assumptions; market competition, including from alternative energy sources; risks inherent in our marketing operations, including credit risks, exposure to counterparties and partners, including the ability and willingness of such parties to satisfy contractual obligations in a timely manner; risks inherent in the operation of our crude-by-rail terminal, including health, safety and environmental risks; our ability to maintain desirable ratios of net debt to adjusted EBITDA and net debt to adjusted funds flow; our ability to access various sources of debt and equity capital, generally, and on acceptable terms; our ability to finance growth and sustaining capital expenditures; the ability to complete and optimize drilling, completion, tie in and infrastructure projects; our ability to ramp-up activities at our refineries on our anticipated timelines; changes in credit ratings applicable to us or any of our securities; changes to our dividend plans; our ability to utilize tax losses in the future; tax audits and reassessments; the accuracy of our reserves, future production and future net revenue estimates; the accuracy of our accounting estimates and judgements; our ability to replace and expand crude oil and natural gas reserves; the costs to acquire exploration rights, undertake geological studies, appraisal drilling and project developments; potential requirements under applicable accounting standards for impairment or reversal of estimated recoverable amounts of some or all of our assets or goodwill from time to time; our ability to maintain our relationships with our partners and to successfully manage and operate our integrated operations and business; reliability of our assets including in order to meet production targets; potential disruption or unexpected technical difficulties in developing new products and refining processes; the occurrence of unexpected events resulting in operational interruptions, including at facilities operated by our partners or third parties, such as blowouts, fires, explosions, railcar incidents or derailments, aviation incidents, iceberg collisions, gaseous leaks, migration of harmful substances, loss of containment, releases or spills, including releases or spills from offshore facilities and shipping vessels at terminals or hubs and as a result of pipeline or other leaks, corrosion, epidemics and pandemics; and catastrophic events, including, but not limited to, war, adverse sea conditions, extreme weather events, natural disasters, acts of activism, vandalism and terrorism, and other accidents or hazards that may occur at or during transport to or from commercial or industrial sites and other accidents or similar events; refining and marketing margins; cost escalations, including inflationary pressures on operating costs, such as labour, materials, natural gas and other energy sources used in oil sands processes and downstream operations and increased insurance deductibles or premiums; the cost and availability of equipment necessary to our operations; potential failure of products to achieve or maintain acceptance in the market; risks associated with the energy industry’s and our reputation, social license to operate and litigation related thereto; unexpected cost increases or technical difficulties in operating, constructing or modifying refining or refining facilities; unexpected difficulties in producing, transporting or refining bitumen and/or crude oil into petroleum and chemical products; risks associated with technology and equipment and its application to our business, including potential cyberattacks; geo-political and other risks associated with our international operations; risks associated with climate change and our assumptions relating thereto; the timing and the costs of well and pipeline construction; our ability to access markets and to secure adequate and cost effective product transportation including sufficient pipeline, crude-by-rail, marine or alternate transportation, including to address any gaps caused by constraints in the pipeline system or storage capacity; availability of, and our ability to attract and retain, critical and diverse talent; possible failure to obtain and retain qualified leadership and personnel, and equipment in a timely and cost efficient manner; changes in labour demographics and relationships, including with any unionized workforces; unexpected abandonment and reclamation costs; changes in the regulatory frameworks, permits and approvals in any of the locations in which we operate or to any of the infrastructure upon which we rely; government actions or regulatory initiatives to curtail energy operations or pursue broader climate change agendas; changes to regulatory approval processes and land use designations, royalty, tax, environmental, environmental, social and governance, carbon, climate change and other laws or regulations, or changes to the interpretation of such laws and regulations, as adopted or proposed, the impact thereof and the costs associated with compliance; the expected impact and timing of various accounting pronouncements, rule changes and standards on our business, our financial results and consolidated financial statements; changes in general economic, market and business conditions; Organization of Petroleum Exporting Countries+ (“OPEC+”) policy; the impact of production agreements among OPEC+ and non-OPEC+ members; the political, social and economic conditions in the jurisdictions in which we operate or supply; the status of our relationships with the communities in which we operate, including with Indigenous communities; the occurrence of unexpected events such as protests, pandemics, war, terrorist threats and the instability resulting therefrom; and risks associated with existing and potential future lawsuits, shareholder proposals and regulatory actions against us. In addition, there are risks that the effect of actions taken by us in implementing targets for sustainability focus areas may have a negative impact on our existing business, growth plans and future results from operations.

Statements relating to “reserves” are deemed to be forward-looking information, as they involve the implied assessment, based on certain estimates and assumptions, that the reserves described exist in the quantities predicted or estimated, and can be profitably produced in the future.

Readers are cautioned that the foregoing lists are not exhaustive and are made as at the date hereof. Events or circumstances could cause our actual results to differ materially from those estimated or projected and expressed in, or implied by, the forward-looking information. You should carefully consider the matters discussed under “Risk Factors” in this prospectus and in any applicable prospectus supplement. You should also refer to “Risk Factors” in the AIF, “Risk Management and Risk Factors” in the Annual MD&A and “Risk Management and Risk Factors” in the Interim MD&A, each as incorporated by reference in this prospectus, and to the risk factors described in other documents incorporated by reference in this prospectus.

You should not place undue reliance on the forward-looking information contained in this prospectus or the documents incorporated by reference in this prospectus, as actual results achieved will vary from such forward-looking information and the variations may be material. We make no representation that actual results achieved will be the same in whole or in part as those set out in the forward-looking information. Furthermore, the forward-looking information contained in this prospectus or the documents incorporated by reference in this prospectus is made as of the date of this prospectus or as of the date specified in the documents incorporated by reference in this prospectus, as the case may be. Except as required by applicable securities laws, we undertake no obligation to update publicly or otherwise revise any forward-looking information or the foregoing lists of factors affecting forward-looking information, whether as a result of new information, future events or otherwise.

This cautionary statement qualifies all forward-looking information contained in this prospectus or incorporated by reference in this prospectus.

NOTE RELATING TO RESERVES DISCLOSURE

The securities regulatory authorities in Canada have adopted National Instrument 51-101 — Standards of Disclosure for Oil and Gas Activities (“NI 51-101”), which imposes oil and gas disclosure standards for Canadian public issuers engaged in oil and gas activities. NI 51-101 permits oil and gas issuers, in their filings with Canadian securities regulatory authorities, to disclose proved and probable reserves, and to disclose reserves and production on a gross basis before deducting royalties. Proved reserves are reserves that can be estimated with a high degree of certainty to be recoverable. Probable reserves are those additional reserves that are less certain to be recovered.

We are permitted to disclose reserves in accordance with Canadian securities law requirements and the disclosure in certain of the documents incorporated by reference herein includes reserves designated as probable reserves.

The SEC definitions of proved and probable reserves are different from the definitions contained in NI 51-101; therefore, proved and probable reserves disclosed in the documents incorporated by reference herein in compliance with NI 51-101 may not be comparable to United States standards. The SEC requires United States oil and gas reporting companies, in their filings with the SEC, to disclose only proved reserves after the deduction of royalties and production due to others but permits the optional disclosure of probable reserves.

As permitted by NI 51-101, we have determined and disclosed the net present value of future net revenue from our reserves in our NI 51-101 compliant reserves disclosure using forecast prices and costs. The SEC requires that reserves and related future net revenue be estimated based on historical 12 month average prices, but permits the optional disclosure of revenue estimates based on different price and cost criteria, including standardized future prices.

For additional information regarding the presentation of our reserves and other oil and gas information, see the section entitled “Reserves Data and Other Oil and Gas Information” in the AIF, which is incorporated by reference herein.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation incorporated under and governed by the Canada Business Corporations Act. Most of our directors and officers, and some or all of the experts named in this prospectus, are residents of Canada or otherwise reside outside of the United States, and a substantial portion of their assets, and a substantial portion of our assets, are located outside the United States. We have appointed an agent for service of process in the United States, but it may be difficult for holders of securities who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of securities who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors and officers and experts under the United States federal securities laws. We have been advised by our Canadian counsel, Blake, Cassels & Graydon LLP, that a judgment of a United States court predicated solely upon civil liability under United States federal securities laws would probably be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. We have also been advised by Blake, Cassels & Graydon LLP, however, that there is a real doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws.

We filed with the SEC, concurrently with our registration statement on Form F-10 of which this prospectus forms a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, we appointed CT Corporation System as our agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC and any civil suit or action brought against or involving us in a United States court arising out of or related to or concerning the offering of securities under this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

Information has been incorporated by reference in this prospectus from documents filed with the securities regulatory authorities in each of the provinces and territories of Canada. Copies of the documents incorporated by reference in this prospectus may be obtained on request without charge from the Corporate Secretary of Cenovus Energy Inc., 4100, 225 6th Avenue S.W., Calgary, Alberta, Canada T2P 0M5, telephone (403) 766-2000. These documents are also available through the internet via the System for Electronic Data Analysis and Retrieval+ (“SEDAR+”), which can be accessed at www.sedarplus.ca.

We file with the securities commission or similar authority in each of the provinces and territories of Canada, annual and quarterly reports, material change reports and other information. We are subject to the informational requirements of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance with the Exchange Act, we also file reports with and furnish other information to the SEC. Under the multijurisdictional disclosure system adopted by the United States, these reports and other information (including financial information) may be prepared, in part, in accordance with the disclosure requirements of the provincial and territorial securities regulatory authorities of Canada, which differ from those in the United States. Our filings are also electronically available from the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) system, which can be accessed at www.sec.gov, as well as from commercial document retrieval services.

Under applicable securities laws in Canada and the United States, we are permitted to incorporate by reference certain information that we file with the securities commissions or similar authorities in Canada and with the SEC, which means that we can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. We incorporate by reference the documents listed below, which were filed with the securities commission or similar authority in each of the provinces and territories of Canada under Canadian securities legislation:

(a)	our audited annual consolidated financial statements and auditor’s report thereon as at and for the years ended December 31, 2024 and 2023;

(b)	our management’s discussion and analysis for the year ended December 31, 2024 (the “Annual MD&A”);

(c)	our unaudited interim condensed consolidated financial statements as at and for the three and nine months ended September 30, 2025;

(d)	our management’s discussion and analysis for the three and nine months ended September 30, 2025 (the “Interim MD&A”);

(e)	our annual information form dated February 19, 2025 (the “AIF”);

(f)	our management information circular dated March 12, 2025 in connection with an annual meeting of shareholders held on May 8, 2025 (the “Circular”); and

(g)	our material change report filed on September 2, 2025 in connection with a definitive arrangement agreement to acquire MEG Energy Corp. (the “Material Change Report”).

Any documents of the type required by National Instrument 44-101 – Short Form Prospectus Distributions to be incorporated by reference in a short form prospectus, including any annual information form, annual financial statements (together with the auditor’s report thereon), information circular, interim financial statements, management’s discussion and analysis, material change reports (excluding confidential material change reports) or business acquisition reports filed by us with the securities commissions or similar authorities in the relevant provinces and territories of Canada subsequent to the date of this prospectus and prior to the termination of the offering of Securities under any prospectus supplement shall be deemed to be incorporated by reference into this prospectus. These documents will be available under our profile on SEDAR+, which can be accessed at www.sedarplus.ca.

In addition, any similar documents filed by us with the SEC in our periodic reports on Form 6-K or annual reports on Form 40-F and any other documents filed with or furnished to the SEC pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act, in each case after the date of this prospectus, shall be deemed to be incorporated by reference into this prospectus and the registration statement of which this prospectus forms a part, if and to the extent expressly provided in such reports. To the extent that any document or information incorporated by reference into this prospectus is included in a report that is filed with or furnished to the SEC on Form 40-F, 20-F, 10-K, 10-Q, 8-K or 6-K (or any respective successor form), such document or information shall also be deemed to be incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

Any statement contained in this prospectus or in a document (or part thereof) incorporated by reference, or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained herein or in any subsequently filed document (or part thereof) that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document which it modifies or supersedes. The making of a modifying or superseding statement is not to be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

Upon a new annual information form and related audited annual consolidated financial statements and management’s discussion and analysis being filed by us with the securities commission or similar regulatory authority in each of the provinces and territories of Canada during the term of this prospectus, the previous annual information form, the previous audited annual consolidated financial statements and related management’s discussion and analysis, all unaudited interim consolidated financial statements and related management’s discussion and analysis and all material change reports filed prior to the commencement of our financial year in which the new annual information form and corresponding audited annual consolidated financial statements and management’s discussion and analysis are filed, and all information circulars filed prior to the beginning of the financial year in respect of which the new annual information form relates, shall be deemed no longer to be incorporated into this prospectus for purposes of future distributions of Securities under this prospectus. Upon new unaudited interim consolidated financial statements and related management’s discussion and analysis being filed by us with the securities commission or similar regulatory authority in each of the provinces and territories of Canada during the term of this prospectus, all unaudited interim consolidated financial statements and related management’s discussion and analysis filed prior to the new unaudited interim consolidated financial statements and related management’s discussion and analysis shall be deemed no longer to be incorporated into this prospectus for purposes of future distributions of Securities under this prospectus. Upon a new information circular relating to an annual meeting of our shareholders being filed by us with the securities commission or similar regulatory authority in each of the provinces and territories of Canada during the term of this prospectus, the information circular for the preceding annual meeting of our shareholders shall be deemed no longer to be incorporated into this prospectus for purposes of future distributions of Securities under this prospectus. In addition, upon a new annual information form being filed by us with the securities commission or similar regulatory authority in each of the provinces and territories of Canada during the term of this prospectus for which the corresponding audited annual consolidated financial statements include at least nine months of the financial results of an acquired business for which a business acquisition report was filed by us and incorporated by reference into this prospectus, such business acquisition report shall be deemed no longer to be incorporated by reference into this prospectus for the purposes of future distributions of Securities under this prospectus.

All information permitted under applicable securities laws to be omitted from this prospectus will be contained or incorporated by reference in one or more prospectus supplements that will (except in respect of any sales pursuant to an at-the-market distribution) be delivered to purchasers together with this prospectus and any amendments hereto, except where an exemption from such delivery requirements is available. Each prospectus supplement will be deemed to be incorporated by reference in this prospectus for the purposes of applicable securities legislation as of the date of the prospectus supplement and only for the purposes of the offering of the Securities to which the prospectus supplement pertains.

MARKETING MATERIALS

Any “template version” of “marketing materials” (as those terms are defined under applicable Canadian securities laws) that are utilized in connection with the distribution of Securities will be filed on SEDAR+. In the event that such marketing materials are filed after the date of the applicable prospectus supplement for the offering and before termination of the distribution of such Securities, such filed versions of the marketing materials will be deemed to be incorporated by reference into this prospectus for the purposes of the distribution of the Securities to which the prospectus supplement pertains.

CENOVUS ENERGY INC.

Cenovus is a Canadian-based integrated energy company headquartered in Calgary, Alberta. Our common shares and common share purchase warrants are listed on the TSX and NYSE. Our cumulative redeemable preferred shares series 1 and 2 are listed on the TSX. We are one of the largest Canadian-based crude oil and natural gas producers, with upstream operations in Canada and the Asia Pacific region, and one of the largest Canadian-based refiners and upgraders, with downstream operations in Canada and the United States.

Our upstream operations include oil sands projects in northern Alberta; thermal and conventional crude oil, natural gas and NGLs projects across Western Canada; crude oil production offshore Newfoundland and

Labrador; and natural gas and NGLs production offshore China and Indonesia. Our downstream operations include upgrading and refining operations in Canada and the United States, and commercial fuel operations across Canada.

Our operations involve activities across the full value chain to develop, produce, refine, transport and market crude oil, natural gas and refined petroleum products in Canada and internationally. Our physically and economically integrated upstream and downstream operations help us mitigate the impact of volatility in light-heavy crude oil price differentials and contribute to our net earnings by capturing value from crude oil, natural gas and NGLs production through to the sale of finished products such as transportation fuels.

RECENT DEVELOPMENTS

Acquisition of MEG Energy Corp.

On November 13, 2025, Cenovus completed its acquisition of MEG Energy Corp. (“MEG”) pursuant to a plan of arrangement under the Business Corporations Act (Alberta) (the “Acquisition”), whereby Cenovus acquired all of the issued and outstanding common shares of MEG (the “MEG Shares”), excluding MEG Shares already owned by Cenovus, for aggregate consideration of (i) $3,440,670,524 cash; and (ii) 143,934,717 Cenovus Shares. From October 8, 2025 to October 15, 2025, Cenovus acquired an aggregate of 25 million MEG Shares for aggregate consideration of $752 million in cash (the “MEG Share Purchase”). Cenovus assumed approximately $800 million of estimated net debt on closing of the Acquisition.

In connection with the Acquisition, Cenovus entered into a non-revolving term credit facility in an aggregate principal amount of up to $2.7 billion (the “Term Facility”) with Canadian Imperial Bank of Commerce and JPMorgan Chase Bank, N.A., Toronto Branch, as joint bookrunners and co-lead arrangers, and with certain other financial institutions, as lenders (collectively, the “Lenders”), and Canadian Imperial Bank of Commerce, as administrative agent for the Lenders. The Term Facility will mature on February 28, 2029.

The cash component of the consideration for the Acquisition was financed through a combination of cash on hand and drawing $2.7 billion under the Term Facility.

Asset Dispositions

On September 30, 2025, Cenovus completed the disposition of our 50% interest in WRB Refining LP to our joint venture partner Phillips 66 (the “WRB Asset Disposition”) for aggregate gross proceeds to Cenovus of U.S.$1.3 billion in cash, or approximately $1.8 billion (net of preliminary closing adjustments). Such proceeds were received on October 1, 2025.

On October 26, 2025, Cenovus entered into an agreement for the sale of certain non-core assets to Strathcona Resources Ltd. for total proceeds of up to $150 million, comprised of $75 million cash to be paid on closing and up to $75 million in variable consideration dependent on future commodity prices (the “Non-Core Asset Disposition”). These include the Vawn thermal heavy oil asset in Saskatchewan and certain undeveloped lands in western Saskatchewan and Alberta. Closing of the Non-Core Asset Disposition is expected in the fourth quarter of 2025.

November 2025 Offering & Redemption of Outstanding Notes

On November 20, 2025, Cenovus announced that it completed a public offering of: (i) $650 million in aggregate principal amount of 4.250% senior unsecured notes due 2033; (ii) $550 million in aggregate principal amount of 4.600% senior unsecured notes due 2035; (iii) US$500 million in aggregate principal amount of 4.650% senior unsecured notes due 2031; and (iv) US$500 million in aggregate principal amount of 5.400% senior unsecured notes due 2036 (collectively, the “November 2025 Offering”).

On November 20, 2025, Cenovus further announced that, using the net proceeds of the November 2025 Offering, it will redeem: (i) $750 million in aggregate principal amount of its outstanding 3.600% notes due 2027 on December 22, 2025; (ii) US$373 million in aggregate principal amount of its outstanding 4.250% notes due 2027 on December 1, 2025; and (iii) US$600 million in aggregate principal amount of MEG Energy Corp.’s outstanding 5.875% notes due 2029 on December 1, 2025 (collectively, the “Outstanding Notes”).

CONSOLIDATED CAPITALIZATION

Other than: (i) the November 2025 Offering; (ii) the issuance of 143,934,717 Cenovus Shares in connection with the Acquisition; (iii) the payment of $3,440,670,524 in cash in connection with the Acquisition and the drawings on the Term Facility undertaken in connection therewith; (iv) the receipt of the net proceeds from the WRB Asset Disposition; (v) the net debt assumed by Cenovus in connection with the Acquisition; and (vi) the MEG Share Purchase there have been no material changes in our share and loan capital, on a consolidated basis, since September 30, 2025. See “Recent Developments”.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds we receive from the sale of the Securities for general corporate purposes. Those general corporate purposes may include capital expenditures, the repayment of indebtedness and the financing of acquisitions. The amount of net proceeds to be used for any such purpose will be described in the applicable prospectus supplement. We may invest funds that we do not immediately require in short-term marketable securities. The Selling Securityholders will not, directly or indirectly, receive any proceeds from any offering of Securities by us under this prospectus. We will not, directly or indirectly, receive any proceeds from any sale of Securities by the Selling Securityholders.

DESCRIPTION OF DEBT SECURITIES

In this section only, “we”, “us”, “our” or “Cenovus” refer only to Cenovus Energy Inc. without any of its subsidiaries or partnerships through which it operates. The following description describes certain general terms and provisions of the debt securities.

We may issue debt securities either separately or together with or upon the conversion of or in exchange for other Securities. The particular terms and provisions of each series of debt securities we may offer, including any conversion or exchange rights attaching to the debt securities, will be described in greater detail in the applicable prospectus supplement which may provide information that is different from this prospectus. We reserve the right to include in a prospectus supplement specific variable terms pertaining to the debt securities that are not within the descriptions set forth in this prospectus. To the extent that any terms or provisions or other information described in this prospectus differ from any of the terms or provisions or other information described in a prospectus supplement, the description set forth in this prospectus shall be deemed to have been superseded by the description set forth in the prospectus supplement with respect to those debt securities.

Debt securities offered pursuant to this prospectus may be issued under an indenture dated August 17, 2012 between us and The Bank of New York Mellon, as “Trustee” (as supplemented from time to time, the “Indenture”). The Indenture is subject to and governed by the United States Trust Indenture Act of 1939, as amended. We may also, from time to time, issue debt securities and incur additional indebtedness pursuant to this prospectus under one or more indentures other than the Indenture as may be described in the applicable prospectus supplement.

General

The applicable prospectus supplement relating to a distribution of debt securities to be issued under the Indenture or otherwise, will disclose the specific terms of such debt securities. Those terms may include some or all of the following:

•	the specific designation and the aggregate principal amount of our debt securities of such series;

•

the extent and manner, if any, to which payment on or in respect of our debt securities of such series will be senior or will be subordinated to the prior payment of our other liabilities and obligations;

•	the percentage or percentages of principal amount at which our debt securities of such series will be issued;

•

the date or dates on which the principal of (and premium, if any, on) our debt securities of such series will be payable and the portion (if less than the principal amount) of our debt securities of such series to be payable upon a declaration of acceleration of maturity and/or the method by which such date or dates shall be determined or extended;

•	the rate or rates (whether fixed or variable) at which our debt securities of such series will bear interest, if any, and the date or dates from which such interest will accrue;

•	the dates on which any interest will be payable and the regular record dates for the payment of interest on our debt securities of such series in registered form;

•

the place or places where the principal of (and premium, if any, and interest, if any, on) our debt securities of such series will be payable, and each office or agency where our debt securities of such series may be presented for registration of transfer or exchange;

•

if other than United States dollars, the currency in which our debt securities of such series are denominated or in which currency payment of the principal of (and premium, if any, and interest, if any, on) such debt securities of such series will be payable;

•	whether our debt securities of such series will be issuable in the form of one or more global securities and, if so, the identity of the depositary for the global securities;

•	any mandatory or optional redemption or sinking fund provisions;

•

the period or periods, if any, within which, the price or prices at which, the currency in which and the terms and conditions upon which our debt securities of such series may be redeemed or purchased by us;

•

the terms and conditions, if any, upon which you may redeem our debt securities of such series prior to maturity and the price or prices at which and the currency in which our debt securities of such series are payable in the event of any such redemption;

•	any index used to determine the amount of payments of principal of (and premium, if any, and interest, if any, on) our debt securities of such series;

•

the terms, conditions and procedures, if any, on which our debt securities of such series may be converted or exchanged for other of our securities, including common shares, preferred shares, debt securities or debt securities of other entities;

•

any other terms of our debt securities of such series, including covenants and events of default which apply solely to a particular series of our debt securities being offered which do not apply generally to other debt securities, or any covenants or events of default generally applicable to our debt securities of such series which do not apply to a particular series of our debt securities;

•	if other than The Depository Trust Company, the person designated as the depositary for our debt securities of such series;

•	any applicable material Canadian and United States federal income tax consequences;

•

whether and under what circumstances we will pay additional amounts on our debt securities of such series in respect of certain taxes (and the terms of any such payment) and, if so, whether we will have the option to redeem our debt securities of such series rather than pay additional amounts (and the terms of any such option);

•	whether the payment of our debt securities of such series will be guaranteed by any other person; and

•	if other than denominations of US$2,000 and any integral multiple of US$1,000 in excess thereof, the denominations in which any securities of the series shall be issuable.

In addition to new issues of debt securities, this prospectus may be used in connection with the remarketing of outstanding debt securities, in which case the terms of the remarketing and of the remarketed debt securities will be set forth in the applicable prospectus supplement. See “Plan of Distribution”.

DESCRIPTION OF SHARE CAPITAL

The following sets forth the terms and provisions of our existing capital. The particular terms and provisions of the common shares and/or preferred shares offered by a prospectus supplement and the extent to which these general terms and provisions apply will be described in such prospectus supplement. Cenovus is authorized to issue: (i) an unlimited number of common shares; and (ii) first preferred shares and second preferred shares (collectively, the “preferred shares”) up to an aggregate number not to exceed 20% of the aggregate number of common shares then outstanding.

Common Shares

The following description is subject to, and qualified by reference to, the terms and provisions of our articles and by-laws.

The holders of common shares are entitled: (i) to receive dividends if, as and when declared by the board of directors of Cenovus (the “Board”); (ii) to receive notice of, to attend, and to vote on the basis of one vote per common share held, at all meetings of shareholders; and (iii) to participate in any distribution of Cenovus’s assets in the event of liquidation, dissolution or winding up or other distribution of Cenovus’s assets among its shareholders for the purpose of winding up its affairs.

The declaration of dividends is at the sole discretion of the Board and is considered each quarter. All dividends will be reviewed by the Board and may be increased, reduced or suspended from time to time. Our ability to pay dividends and the actual amount of such dividends is dependent upon, among other things, our financial performance, our debt covenants, satisfying solvency tests, our ability to meet our financial obligations as they come due, our working capital requirements, our future tax obligations, our future capital requirements, commodity prices and the risk factors set forth in the documents incorporated by reference in this prospectus.

Preferred Shares

The following description is subject to, and qualified by reference to, the terms and provisions of our articles and by-laws.

Preferred shares may be issued in one or more series. The Board may determine the designation, rights, privileges, restrictions and conditions attached to each series of preferred shares before the issue of such series. Holders of preferred shares are not entitled to vote at any meeting of the shareholders of Cenovus, but may be entitled to vote if Cenovus fails to pay dividends on that series of preferred shares. The first preferred shares are entitled to priority over the second preferred shares and the common shares with respect to the payment of dividends and the distribution of assets of Cenovus in the event of any liquidation, dissolution or winding up of Cenovus’s affairs.

The specific terms of a series of preferred shares, including the designation of the particular series, the number of preferred shares offered, the offering price or the manner of determining the offering price, any voting rights, the dividend rate, the dividend payment dates, the terms for redemption at our option or the option of any holder, any exchange or conversion terms and any other specific terms, as described in a prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. Thus, the statements made in this section may not apply to a particular series of preferred shares.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

This section describes the general terms that will apply to any subscription receipts that may be offered by us pursuant to this prospectus.

Subscription receipts may be offered separately or together with common shares and/or other Securities. The subscription receipts will be issued under one or more subscription receipt agreements that will be entered into by us and a subscription receipt agent at the time of issuance of the subscription receipts. To the extent that any terms or provisions or other information described in this prospectus differ from any of the terms or provisions or other information described in a prospectus supplement, the description set forth in this prospectus shall be deemed to have been superseded by the description set forth in the prospectus supplement with respect to those subscription receipts.

A subscription receipt will entitle the holder thereof to receive a common share and/or other Securities, for no additional consideration, upon the completion of a particular transaction or event, typically an acquisition of the assets or securities of another entity by us or one or more of our subsidiaries. The proceeds from an offering of subscription receipts will be held in escrow by an escrow agent pending the completion of the transaction or event or the termination time (the time at which the escrow terminates regardless of whether the transaction or event has occurred). Holders of subscription receipts will receive common shares and/or other Securities upon the completion of the particular transaction or event or, if the transaction or event does not occur by the termination time, a return of the subscription funds for their subscription receipts together with any interest or other income earned thereon, as determined by the terms of the applicable escrow.

Holders of subscription receipts are not shareholders of Cenovus. The particular terms and provisions of subscription receipts offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply to them, will be described in the prospectus supplement filed in respect of such subscription receipts. This description will include, where applicable: (i) the number of subscription receipts offered; (ii) the price at which the subscription receipts will be offered; (iii) the terms, conditions and procedures pursuant to which the holders of subscription receipts will become entitled to receive common shares and/or other Securities; (iv) the number of common shares and/or other Securities that may be obtained upon conversion of each subscription receipt; (v) the designation and terms of any other Securities with which the subscription receipts will be offered, if any, and the number of subscription receipts that will be offered with each such Security; (vi) the terms relating to the holding and release of the gross proceeds from the sale of the subscription receipts plus any interest and income earned thereon; (vii) the material income tax consequences of owning, holding and disposing of the subscription receipts; and (viii) any other material terms and conditions of the subscription receipts including, without limitation, transferability and adjustment terms and whether the subscription receipts will be listed on a stock exchange.

DESCRIPTION OF WARRANTS

This section describes the general terms that will apply to any warrants that may be offered by us pursuant to this prospectus.

We may issue warrants to purchase common shares, preferred shares or debt securities. Warrants may be offered separately or together with other Securities and may be attached to or separate from other Securities. The warrants will either be issued under a warrant indenture or an agreement that will be entered into between us and a trustee at the time of issuance of the warrants or will be represented by warrant certificates issued by us.

Holders of warrants are not shareholders of Cenovus. The particular terms and provisions of warrants offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply to them, will be described in the prospectus supplement filed in respect of such warrants. This description will include, where applicable: (i) the title or designation of the warrants; (ii) the number of warrants offered; (iii) the price at which the warrants will be offered; (iv) the number of common shares and/or other Securities purchasable upon exercise of the warrants and the procedures for exercise; (v) the exercise price of the warrants; (vi) the dates or periods during which the warrants are exercisable and when they expire; (vii) the designation and terms of any other Securities with which the warrants will be offered, if any, and the number of warrants that will be offered with each such Security; (viii) the material income tax consequences of owning, holding and disposing of the warrants; and (ix) any other material terms and conditions of the warrants including, without limitation, transferability and adjustment terms and whether the warrants will be listed on a stock exchange. To the extent that any terms or provisions or other information described in this prospectus differ from any of the terms or provisions or other information described in a prospectus supplement, the description set forth in this prospectus shall be deemed to have been superseded by the description set forth in the prospectus supplement with respect to those warrants.

DESCRIPTION OF SHARE PURCHASE CONTRACTS

This section describes the general terms that will apply to any share purchase contracts that may be offered by us pursuant to this prospectus.

We may issue share purchase contracts, representing contracts obligating holders to purchase from or sell to us, and obligating us to purchase from or sell to the holders, a specified number of common shares or preferred shares, as applicable, at a future date or dates, and including by way of instalment.

The price per common share or preferred share and the number of common shares or preferred shares, as applicable, may be fixed at the time the share purchase contracts are issued or may be determined by reference to a specific formula or method set forth in the share purchase contracts. We may issue share purchase contracts in accordance with applicable laws and in such amounts and in as many distinct series as we may determine.

The share purchase contracts may be issued separately or as part of units. The share purchase contracts may require us to make periodic payments to the holders of the share purchase contracts or vice versa, and these payments may be unsecured or refunded and may be paid on a current or on a deferred basis. The share purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

Holders of share purchase contracts are not shareholders of Cenovus. The particular terms and provisions of share purchase contracts offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply to them, will be described in the prospectus supplement filed in respect of such share purchase contracts. This description will include, where applicable: (i) whether the share purchase contracts obligate the holder to purchase or sell, or both purchase and sell, common shares or preferred shares, as applicable, and the nature and amount of each of those securities, or the method of determining those amounts;

(ii) whether the share purchase contracts are to be prepaid or not or paid in instalments; (iii) any conditions upon which the purchase or sale will be contingent and the consequences if such conditions are not satisfied; (iv) whether the share purchase contracts are to be settled by delivery, or by reference or linkage to the value or performance of common shares or preferred shares; (v) any acceleration, cancellation, termination or other provisions relating to the settlement of the share purchase contracts; (vi) the date or dates on which the sale or purchase must be made, if any; (vii) whether the share purchase contracts will be issued in fully registered or global form; (viii) the material income tax consequences of owning, holding and disposing of the share purchase contracts; and (ix) any other material terms and conditions of the share purchase contracts including, without limitation, transferability and adjustment terms and whether the share purchase contracts will be listed on a stock exchange. To the extent that any terms or provisions or other information described in this prospectus differ from any of the terms or provisions or other information described in a prospectus supplement, the description set forth in this prospectus shall be deemed to have been superseded by the description set forth in the prospectus supplement with respect to those share purchase contracts.

DESCRIPTION OF UNITS

This section describes the general terms that will apply to any units that may be offered by us pursuant to this prospectus.

We may issue units comprised of one or more of the other Securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each Security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included Security. The unit agreement under which a unit is issued may provide that the Securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The particular terms and provisions of units offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply to them, will be described in the prospectus supplement filed in respect of such units. This description will include, where applicable: (i) the designation and terms of the units and of the Securities comprising the units, including whether and under what circumstances those Securities may be held or transferred separately; (ii) any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the Securities comprising the units; (iii) whether the units will be issued in fully registered or global form; and (iv) any other material terms and conditions of the units. To the extent that any terms or provisions or other information described in this prospectus differ from any of the terms or provisions or other information described in a prospectus supplement, the description set forth in this prospectus shall be deemed to have been superseded by the description set forth in the prospectus supplement with respect to those units.

RISK FACTORS

In addition to the risk factors set forth below, additional risk factors relating to our business are discussed in our Annual MD&A and our Interim MD&A, and certain other documents incorporated by reference or deemed to be incorporated by reference in this prospectus, which risk factors are incorporated by reference in this prospectus. Prospective purchasers of Securities should consider carefully the risk factors set forth below, as well as the other information contained in and incorporated by reference in this prospectus and in the applicable prospectus supplement before purchasing Securities offered hereby. If any event arising from these risks occurs, our business, prospects, financial condition, results of operations or cash flows, or your investment in the Securities could be materially adversely affected.

The common shares may be subject to price and volume fluctuations, and the market price for the common shares following an offering may drop below the offering price.

Securities markets experience considerable price and volume volatility, which may be unrelated to the operating performance of Cenovus or the affected companies. The market price of publicly traded stock is affected by many variables, including the strength of the economy generally, commodity prices, the availability and attractiveness of alternative investments and the breadth of the public market for the stock. The effect of these and other factors on the market price of securities on the stock exchanges on which we trade suggests that the trading price of the common shares may continue to be volatile. These fluctuations may affect the price of the common shares following an offering, and the market price of the common shares may drop below the offering price. As a result of this volatility, you may not be able to sell your common shares at or above the offering price.

The decision to pay dividends and the amount of such dividends is subject to the discretion of the Board based on numerous factors and may vary from time to time.

The amount of cash available to Cenovus to pay dividends, if any, can vary significantly from period to period for a number of reasons, including, among other things: Cenovus’s operational and financial performance; fluctuations in the costs to produce natural gas, bitumen, crude oil and NGLs; the amount of cash required or retained for debt service or repayment; amounts required to fund capital expenditures and working capital requirements; access to equity markets; foreign currency exchange rates and interest rates; and the risk factors set forth in this prospectus and documents incorporated by reference in this prospectus.

The decision whether or not to pay dividends and the amount of any such dividends are subject to the discretion of the Board, which regularly evaluates our proposed dividend payments and the solvency test requirements of the Canada Business Corporations Act. In addition, the level of dividends per common share will be affected by the number of outstanding common shares and other securities that may be entitled to receive cash dividends or other payments. Dividends may be increased, reduced or suspended from time to time. Our ability to pay dividends and the actual amount of such dividends is dependent upon, among other things, our financial performance, our debt covenants and obligations, our ability to meet our financial obligations as they come due, our working capital requirements, our future tax obligations, our future capital requirements, commodity prices and the risk factors set forth in the documents incorporated by reference in this prospectus. The market value of the common shares may deteriorate if Cenovus is unable to meet dividend expectations in the future, and that deterioration may be material.

Credit ratings accorded to Securities may not remain in effect or may change in the future and may not reflect all risks associated with an investment in the Securities.

Our perceived creditworthiness and changes in credit ratings accorded to the Securities, if any, may affect the market price or value and the liquidity of such Securities. There is no assurance that the ratings, if any, accorded to any of such Securities will remain in effect for any given period of time or that the ratings will not be revised or withdrawn entirely in the future by the relevant rating agency. Real or anticipated changes in credit ratings on such Securities may affect the market value of such Securities. In addition, real or anticipated changes in credit ratings can affect the cost of or terms on which we can issue such Securities or obtain alternative financing.

Credit ratings assigned to us and to the Securities by independent rating agencies may not reflect all risks associated with an investment in such Securities. Any credit ratings applied to such Securities are an independent assessment of our ability to pay obligations. The credit ratings, however, may not reflect the potential impact of risks related to structure, market or other factors discussed in this prospectus or documents incorporated by reference in this prospectus on the value of such Securities.

There is an absence of a public market for the debt securities, preferred shares, subscription receipts, warrants, share purchase contracts and units and there can be no assurance as to the liquidity of the trading market for such Securities or that a trading market for such Securities will develop.

Prior to an offering, unless otherwise provided in the applicable prospectus supplement, there will be no public market for the debt securities, preferred shares, subscription receipts, warrants, share purchase contracts and units offered pursuant to this prospectus and we may not apply for a listing of such Securities on any securities exchange. As a result, purchasers may not be able to resell such Securities. If such Securities are traded after their initial issue, they may trade at a discount from their initial offering prices depending on prevailing interest rates, the market for similar securities and other factors, including general economic conditions and our financial condition. The absence of a public market for such Securities may affect the pricing of such Securities in the secondary market, if any such market develops, the transparency and availability of trading prices, the liquidity of such Securities and the extent of issuer regulation. There can be no assurance as to the liquidity of any trading market of such Securities or that a trading market for such Securities will develop.

In certain circumstances the debt securities may be effectively subordinated to the security interests of our lenders and the indebtedness of our subsidiaries and partnerships.

Unless otherwise provided in a prospectus supplement relating to a series of debt securities, the debt securities will be direct, unsecured and unsubordinated obligations of Cenovus, excluding its subsidiaries and partnerships, and will be effectively subordinated to all existing and future secured debt of Cenovus, to the extent of the assets securing such debt. If we are involved in any bankruptcy, dissolution, liquidation or reorganization, the holders of secured debt would be paid before the holders of debt securities receive any amounts due under the debt securities to the extent of the value of the assets securing the secured debt. In that event, a holder of debt securities may not be able to recover any principal or interest due to them under the debt securities. Although our various debt instruments restrict secured indebtedness, such indebtedness may be incurred, subject to certain conditions.

In addition, our subsidiaries and partnerships may incur indebtedness, subject to certain limitations. The debt securities will be effectively subordinated to creditors of our subsidiaries and partnerships, in that our right to participate as a stockholder or partner in the distribution of the assets of any subsidiary or partnership, as the case may be, upon any such distribution would be subject to the prior claims of the creditors of such subsidiary or partnership, as the case may be. We conduct a substantial portion of our business through corporate and partnership subsidiaries.

The Indenture permits us, at any time and from time to time, to complete reorganizations with any of our wholly-owned direct or indirect subsidiaries and partnerships provided that certain conditions are met. In the event of any such reorganization, the debt securities may continue to be our obligations in circumstances where our assets are comprised of (and potentially limited to) our ownership interest in the subsidiaries through which our operations are thereafter conducted. Such subsidiaries, which following completion of a reorganization may hold all of the assets formerly held by us, are not restricted under the Indenture with respect to subsequent asset dispositions or incurring indebtedness.

Certain Securities may be subject to exchange rate and exchange controls risk.

An investment in debt securities or preferred shares that are denominated in a foreign currency may entail significant risks. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the Canadian dollar and such foreign currency and the possibility of the imposition or modification of foreign controls by either the Canadian or foreign governments. Such risks generally depend on economic and political events over which we have no control. Rates of exchange between Canadian dollars and certain foreign currencies are subject to considerable volatility. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations in such rate that will occur during the term of any such

Security. Depreciation of the currency in which the Security is denominated against the Canadian dollar would result in a decrease in the effective yield of such Security below its coupon rate on a Canadian dollar basis, and in certain circumstances could result in a loss to the investor on a Canadian dollar basis.

Future exchange controls may affect the availability of a specified foreign currency and our ability to make payments on Securities in a specified foreign currency.

Certain governments have imposed, and may in the future impose, exchange controls which could affect exchange rates as well as the availability of a specified foreign currency at the time of payment of principal of, and premium, if any, or interest on the Securities. Even if there are no actual exchange controls, it is possible that the specified currency for any such Security will not be available at such Security’s maturity.

In the event that any of the Securities are redeemable, purchasers of such Securities may be adversely impacted.

If any of the Securities are redeemable at our option, as set forth in the applicable prospectus supplement, we may choose to redeem such Securities from time to time, in accordance with our rights, including when prevailing interest rates are lower than the rates borne by such Securities. If prevailing rates are lower at the time of redemption, a purchaser may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the Securities being redeemed. Redemption rights may also adversely impact a purchaser’s ability to sell such Securities as the optional redemption date or period approaches.

Prevailing interest rates for comparable securities will affect the market price or value of the debt securities or preferred shares.

Prevailing interest rates will affect the market price or value of the debt securities or preferred shares. Assuming all other factors remain unchanged, the market price or value of the debt securities or preferred shares may decline as prevailing interest rates for comparable debt securities or preferred shares rise.

In the event that Securities are issued with a floating rate of interest, purchasers of such Securities may be adversely impacted.

An investment in Securities which are issued with a floating rate of interest entails significant risks not associated with investments in fixed rate Securities. The resetting of the applicable rate on a floating rate Security may result in lower interest compared to a fixed rate Security issued at the same time. The applicable rate on a floating rate Security will fluctuate in accordance with fluctuations in the instrument or obligation on which the applicable rate is based, which in turn may fluctuate and be affected by a number of interrelated factors, including economic, financial and political events over which we have no control.

CERTAIN INCOME TAX CONSIDERATIONS

The applicable prospectus supplement will describe certain Canadian federal income tax consequences to an investor of acquiring any Securities offered thereunder, including, for investors who are non-residents of Canada, whether the payments of principal, interest or distributions, if any, on the Securities will be subject to Canadian non-resident withholding tax.

The applicable prospectus supplement may also describe certain United States federal income tax consequences of the acquisition, ownership and disposition of any Securities offered thereunder by an initial investor who is a United States person (within the meaning of the United States Internal Revenue Code).

PLAN OF DISTRIBUTION

We may offer and sell Securities, and the Selling Securityholders may, including in accordance with the terms of certain registration rights agreements entered into with us, as applicable, offer and sell certain Securities to or through underwriters, brokers or dealers (including through crosses or block trades of common shares), directly to one or more purchasers or through agents. In effecting such sales, brokers or dealers may arrange for other brokers or dealers to participate. Broker-dealer transactions may include purchases of the common shares by a broker-dealer as principal and resales of the common shares by the broker-dealer for its account pursuant to this prospectus, ordinary brokerage transactions, or transactions in which the broker-dealer solicits purchasers. These Securities may be offered and sold in Canada and/or the United States and elsewhere where permitted by law.

Securities may be sold from time to time in one or more transactions at a fixed price or fixed prices, or at non-fixed prices. If offered on a non-fixed price basis, Securities may be offered at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices to be negotiated with purchasers, including sales in transactions that are deemed to be at-the-market distributions, including sales made directly on the TSX, the NYSE or other existing trading markets for the Securities, and as set forth in the applicable prospectus supplement. If offered on a non-fixed price basis, the price per Security may vary between purchasers and during the period of distribution. If Securities are offered on a non-fixed price basis, the underwriters’, dealers’ or agents’ compensation will be increased or decreased by the amount by which the aggregate price paid for Securities by the purchasers exceeds or is less than the gross proceeds paid by the underwriters, dealers or agents to us, or in the case of Securities offered by the Selling Securityholders, to the Selling Securityholders.

In connection with the sale of Securities, underwriters may receive compensation from us, and from the Selling Securityholders in the case of Securities offered by the Selling Securityholders, or from purchasers of Securities for whom they may act as agents in the form of concessions or commissions. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters and any commissions received by them from us and/or the Selling Securityholders, as applicable and any profit on the resale of Securities by them may be deemed to be underwriting commissions under the 1933 Act.

If so indicated in the applicable prospectus supplement, we may authorize dealers or other persons acting as our agents to solicit offers by certain institutions to purchase the Securities directly from us, or in the case of Securities offered by the Selling Securityholders, the Selling Securityholders may authorize dealers or other persons acting as the Selling Securityholders’ agents to solicit offers by certain institutions to purchase such Securities directly from the Selling Securityholders, in each case, pursuant to contracts providing for payment and delivery on a future date. These contracts will be subject only to the conditions set forth in the applicable prospectus supplement or supplements, which will also set forth the commission payable for solicitation of these contracts.

The applicable prospectus supplement will also set forth the terms of the offering relating to particular Securities, including to the extent applicable, the initial offering price, our proceeds and/or those of the Selling Securityholders from the offering, the underwriting concessions or commissions, and any other discounts or concessions to be allowed or reallowed to dealers. Underwriters with respect to the particular Securities sold to or through underwriters by us and/or the Selling Securityholders, as applicable, will be named in the prospectus supplement relating to such Securities.

Subject to applicable laws, in connection with any offering of Securities, other than an at-the-market distribution, the underwriters or agents, as the case may be, may over-allot or conduct transactions intended to stabilize, maintain or otherwise affect the market price for the Securities at levels other than those which otherwise might prevail in the open market. Such transactions may be commenced, interrupted or discontinued at any time.

No underwriter or agent of an at-the-market distribution, and no person or company acting jointly or in concert with an underwriter or agent, may, in connection with the distribution, enter into any transaction that is intended to stabilize or maintain the market price of the Securities or securities of the same class as the Securities distributed under the prospectus supplement applicable to the at-the-market distribution, including selling an aggregate number or principal amount of Securities that would result in the underwriter or agent, as applicable, creating an over-allocation position in the Securities.

Under agreements which may be entered into by us and/or the Selling Securityholders, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by us and/or the Selling Securityholders against certain liabilities, including liabilities under the 1933 Act and Canadian provincial and territorial securities legislation, or to contributions with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The underwriters, dealers and agents with whom we and/or the Selling Securityholders enter into agreements may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Any offering of debt securities, preferred shares, subscription receipts, warrants, share purchase contracts or units will, unless otherwise provided in the applicable prospectus supplement, be a new issue of securities with no established trading market. Unless otherwise specified in a prospectus supplement, the debt securities, preferred shares, subscription receipts, warrants, share purchase contracts or units will not be listed on any securities exchange or on any automated dealer quotation system. This may affect the pricing of the debt securities, preferred shares, subscription receipts, warrants, share purchase contracts and units in the secondary market, the transparency and availability of trading prices, the liquidity of the debt securities, preferred shares, subscription receipts, warrants, share purchase contracts and units and the extent of issuer regulation. Certain broker-dealers may make a market in the debt securities, preferred shares, subscription receipts, warrants, share purchase contracts or units, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you that any broker-dealer will make a market in the debt securities, preferred shares, subscription receipts, warrants, share purchase contracts or units of any series or as to the liquidity of the trading market, if any, for such securities.

The Selling Securityholders may also enter into derivative transactions with third parties. If a prospectus supplement so indicates, in connection with those derivatives, the third parties may sell certain Securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use such Securities pledged by the Selling Securityholders or borrowed from the Selling Securityholders or others to settle those sales or to close out any related open borrowings of such Securities, and may use such Securities received from the Selling Securityholders in settlement of those derivatives to close out any related open borrowings of such Securities. The third parties in such sale transactions will be underwriters and will be identified in the applicable prospectus supplement.

Certain Securities held by the Selling Securityholders and covered by this prospectus may be sold in private transactions or under Rule 144 under the 1933 Act, or under another exemption from the registration requirements of the 1933 Act, rather than pursuant to this prospectus.

EARNINGS COVERAGE

Information regarding earnings coverage ratios will be provided in the applicable prospectus supplement relating to an offering of Securities, as required by applicable securities laws.

SELLING SECURITYHOLDERS

This prospectus may also, from time to time, relate to the offering of certain Securities by way of a secondary offering by certain Selling Securityholders.

The terms under which certain Securities may be offered by the Selling Securityholders will be described in the applicable prospectus supplement. The prospectus supplement for or including any offering of such Securities by the Selling Securityholders will include, without limitation, where applicable: (a) the identity of the Selling Securityholder; (b) the number and type of Securities owned, controlled or directed by the Selling Securityholder; (c) the number and type of Securities being distributed for the account of the Selling Securityholder; (d) the number and type of Securities to be owned, controlled or directed by the Selling Securityholder after the distribution and the percentage that number or amount represents out of the total number of outstanding Securities of the applicable type; (e) whether such Securities are owned by the Selling Securityholder, both of record and beneficially, of record only or beneficially only; (f) if a Selling Securityholder purchased any such Securities held by such Selling Securityholder within the two years preceding the date of the prospectus supplement, the date or dates such Selling Securityholder acquired such Securities; (g) if the Selling Securityholder acquired such Securities held by such Selling Securityholder within the 12 months preceding the date of the prospectus supplement, the cost thereof to the Selling Securityholder in the aggregate and on an average cost-per-security basis; (h) the disclosure required by Item 1.11 of 44-101F1 and the Selling Securityholder will file a non-issuer’s submission to jurisdiction form with the applicable prospectus supplement, if applicable; and (i)  all other information that is required to be included in the applicable prospectus supplement.

LEGAL MATTERS

Unless otherwise specified in the applicable prospectus supplement, certain legal matters relating to Canadian law in connection with the offering of Securities will be passed upon for us by Blake, Cassels & Graydon LLP, Calgary, Alberta and certain legal matters relating to United States law in connection with the offering of Securities will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. As of the date of this prospectus, the partners and associates of Blake, Cassels & Graydon LLP, as a group, beneficially own, directly or indirectly, less than 1% of any class of our outstanding securities.

For additional information, see “Interests of Experts” in the AIF incorporated by reference into this prospectus.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the registration statement of which this prospectus is a part insofar as required by the SEC’s Form F-10:

•	the documents listed in the third paragraph under “Where You Can Find More Information” in this prospectus;

•	our supplementary information — oil and gas activities (unaudited) for the fiscal year ended December 31, 2024;

•	the consent of our auditor, PricewaterhouseCoopers LLP;

•	the consent of our Canadian counsel, Blake, Cassels & Graydon LLP;

•	the consents of our independent qualified reserves evaluators, GLJ Ltd. and McDaniel & Associates Consultants Ltd.;

•	the Indenture;

•	powers of attorney from our directors and officers; and

•	the statements of eligibility of the Bank of New York Mellon on Form T-1.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED

TO OFFEREES OR PURCHASERS

Indemnification of Directors and Officers

Under Section 124 of the Canada Business Corporations Act (the “CBCA”), Cenovus Energy Inc. (“Cenovus”) may indemnify a present or former director or officer of Cenovus or another individual who acts or acted at Cenovus’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with Cenovus or other entity. Cenovus may not indemnify such an individual unless the individual acted honestly and in good faith with a view to the best interests of Cenovus, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at Cenovus’s request and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. The indemnification may be made in connection with a derivative action only with court approval. The aforementioned individuals are entitled to indemnification from Cenovus as a matter of right if they were not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done. Cenovus may advance moneys to a director, officer or other individual for the costs, charges and expenses of an aforementioned proceeding; however, the individual shall repay the moneys if the individual does not fulfill the conditions set out above.

The by-laws of Cenovus provide that, subject to the limitations contained in the CBCA, but without limit to the right of Cenovus to indemnify any person under the CBCA or otherwise, Cenovus shall indemnify a director or officer of Cenovus, a former director or officer of Cenovus or another individual who acts or acted at Cenovus’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with Cenovus or other entity, if the individual acted honestly and in good faith with a view to the best interests of Cenovus, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at Cenovus’s request, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

The by-laws of Cenovus provide that Cenovus may, subject to the limitations contained in the CBCA, purchase, maintain, or participate in insurance for the benefit of a director or officer of Cenovus, a former director or officer of Cenovus, or another individual who acts or acted at Cenovus’s request as a director or officer, or an individual acting in a similar capacity, of another entity, as the Board may from time to time determine.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Cenovus pursuant to the foregoing provisions, Cenovus has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.	Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.	Consent to Service of Process

Concurrent with the filing of this Registration Statement on Form F-10, the Registrant filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

Any change to the name or address of the agent for service of process of the Registrant shall be communicated promptly to the Commission by an amendment to the Form F-X referencing the file number of this Registration Statement.

EXHIBITS INDEX

Exhibit Number	Description

4.1	Annual Information Form of Cenovus Energy Inc. for the year ended December 31, 2024 (incorporated by reference to Exhibit 99.1 to Cenovus Energy Inc.’s Form 40-F filed with the Securities and Exchange Commission on February 20, 2025 (File No. 1-34513) (the “Form 40-F”)).

4.2	Audited Consolidated Financial Statements of Cenovus Energy Inc. for the year ended December 31, 2024 (incorporated by reference to Exhibit 99.3 to the Form 40-F).

4.3	Management’s Discussion and Analysis of Cenovus Energy Inc. for the year ended December 31, 2024 (incorporated by reference to Exhibit 99.2 to the Form 40-F).

4.4	Management Information Circular of Cenovus Energy Inc. relating to the annual meeting of shareholders of Cenovus Energy Inc. held on May 8, 2025 (incorporated by reference to Exhibit 99.1 to Cenovus Energy Inc.’s Form 6-K filed with the Securities and Exchange Commission on April 3, 2025 (File No. 1-34513)).

4.5	Supplementary Information — Oil and Gas Activities (unaudited) for the fiscal year ended December 31, 2024 (incorporated by reference to Exhibit 99.4 to the Form 40-F).

4.6	Interim Consolidated Financial Statements (unaudited) of Cenovus Energy Inc. for the period ended September 30, 2025 (incorporated by reference to Exhibit 99.3 to Cenovus Energy Inc.’s Form 6-K filed with the Securities and Exchange Commission on October 31, 2025 (File No. 1-34513)).

4.7	Management’s Discussion and Analysis of Cenovus Energy Inc. for the period ended September 30, 2025 (incorporated by reference to Exhibit 99.2 to Cenovus Energy Inc.’s Form 6-K filed with the Securities and Exchange Commission on October 31, 2025 (File No. 1-34513)).

4.8	Material Change Report dated September 2, 2025 (incorporated by reference to Exhibit 99.1 to Cenovus Energy Inc.’s Form 6-K filed with the Securities and Exchange Commission on September 3, 2025 (File No. 1-34513)).

5.1	Consent of PricewaterhouseCoopers LLP.

5.2	Consent of Blake, Cassels & Graydon LLP.

5.3	Consent of GLJ Ltd.

5.4	Consent of McDaniel & Associates Consultants Ltd.

6.1	Powers of Attorney (included on the signature page to this Registration Statement).

7.1	Indenture, dated as of August 17, 2012, between Cenovus Energy Inc. and The Bank of New York Mellon, as Trustee (incorporated by reference to the Form 6-K of Cenovus Energy Inc. filed with the Securities and Exchange Commission on June 12, 2014 (File No. 1-34513)).

7.2	Statement of Eligibility of The Bank of New York Mellon on Form T-1 in respect of the Indenture, dated as of August 17, 2012, between Cenovus Energy Inc. and The Bank of New York Mellon, as Trustee.

107	Filing Fee Table.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on November 28, 2025.

CENOVUS ENERGY INC.

By:	/s/ Jonathan M. McKenzie
Name: Jonathan M. McKenzie
Title: President & Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Jonathan M. McKenzie, Susan Anderson and Karamjit S. Sandhar, and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jonathan M. McKenzie Jonathan M. McKenzie	President & Chief Executive Officer and Director (Principal Executive Officer)	November 28, 2025

/s/ Karamjit S. Sandhar Karamjit S. Sandhar	Executive Vice-President & Chief Financial Officer (Principal Financial and Accounting Officer)	November 28, 2025

/s/ Alexander J. Pourbaix Alexander J. Pourbaix	Chair of the Board of Directors	November 28, 2025

/s/ Stephen E. Bradley Stephen E. Bradley	Director	November 28, 2025

/s/ Keith M. Casey Keith M. Casey	Director	November 28, 2025

/s/ Michael J. Crothers Michael J. Crothers	Director	November 28, 2025

/s/ James D. Girgulis James D. Girgulis	Director	November 28, 2025

/s/ Jane E. Kinney Jane E. Kinney	Director	November 28, 2025

/s/ Eva L. Kwok Eva L. Kwok	Director	November 28, 2025

Signature	Title	Date

/s/ Melanie A. Little Melanie A. Little	Director	November 28, 2025

/s/ Richard J. Marcogliese Richard J. Marcogliese	Director	November 28, 2025

/s/ Claude Mongeau Claude Mongeau	Director	November 28, 2025

/s/ Chana L. Martineau Chana L. Martineau	Director	November 28, 2025

/s/ Frank J. Sixt Frank J. Sixt	Director	November 28, 2025

/s/ Rhonda I. Zygocki Rhonda I. Zygocki	Director	November 28, 2025

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of Cenovus Energy Inc. in the United States, on November 28, 2025.

CENOVUS ENERGY US LLC

By:	/s/ Eric Zimpfer
Name: Eric Zimpfer
Title: Vice President